                                                                    EXHIBIT 99.1

                          INDEPENDENT AUDITOR'S REPORT







To the Board of Directors
Marathon Financial Corporation
Winchester, Virginia


         We have audited the accompanying consolidated balance sheets of Marathon Financial Corporation and subsidiary, as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marathon Financial Corporation and subsidiary, as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

                                            /s/ YOUNG, HYDE $ BARBOUR, P.C.
Winchester, Virginia
January 14, 2000


                              MARATHON FINANCIAL CORPORATION

                               Consolidated Balance Sheets
                                December 31, 1999 and 1998
               Assets                                                                                 1999                 1998
                                                                                                  -----------          -----------

 Cash and due from banks                                                                       $    8,011,673         $  4,533,428
 Federal funds sold                                                                                 6,616,000            8,281,000
 Securities available for sale                                                                      5,080,757            4,961,573
 Securities held to maturity (fair value approximates $5,483,459 and
   $5,040,801 at December 31, 1999 and 1998, respectively)                                          5,646,791            5,000,077
 Loans held for sale                                                                                       --              401,671
 Loans, net of allowance for loan losses of $769,410 in 1999
   and $754,597 in 1998                                                                            74,526,925           65,065,268
 Bank premises and equipment, net                                                                   2,591,033            2,615,175
 Accrued interest receivable                                                                          534,911              478,820
 Other real estate                                                                                    183,218               18,123
 Other assets                                                                                         493,870              496,534
                                                                                              ---------------        --------------
                                                                                               $  103,685,178         $ 91,851,669
                                                                                              ===============        ==============
 Liabilities and Shareholders' Equity
 Liabilities
      Deposits:
          Noninterest-bearing demand deposits                                                  $ 12,940,831           $ 10,680,285
          Savings and interest-bearing demand deposits                                           30,002,843             24,127,903
          Time deposits                                                                          50,398,868             47,486,855
                                                                                               ------------           -------------
               Total deposits                                                                  $ 93,342,542           $ 82,295,043
 Interest expense payable                                                                           147,164                140,899
 Accounts payable and accrued expenses                                                              532,255                401,395
 Capital lease payable                                                                              218,036                224,219
 Commitments and contingent liabilities                                                                  --                     --
                                                                                               ------------           -------------
               Total liabilities                                                               $ 94,239,997           $ 83,061,556
                                                                                               ------------           -------------

 Shareholders' Equity
     Preferred stock, Series A, 5% noncumulative, no par
       value; 1,000,000 shares authorized and unissued                                         $        --            $         --
     Common stock, $1 par value; 20,000,000 shares authorized;
       1999, 2,046,441 shares issued and outstanding;
       1998, 2,063,186 shares issued and outstanding                                              2,046,441              2,063,186
     Capital surplus                                                                              7,750,987              7,849,522
     Retained earnings (deficit)                                                                   (222,155)            (1,149,567)
     Accumulated other comprehensive income (loss)                                                 (130,092)                26,972
                                                                                               ------------           -------------
          Total shareholders' equity                                                           $  9,445,181           $  8,790,113
                                                                                               ------------           -------------

                                                                                               $103,685,178           $ 91,851,669
                                                                                               ============           =============


 See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                        Consolidated Statements of Income
                  Years Ended December 31, 1999, 1998 and 1997



                                                                             1999                 1998                 1997
                                                                        ---------------      -------------        -------------


 Interest and dividend income:
     Interest and fees on loans                                           $ 7,252,043          $ 6,063,709          $ 4,559,365
     Interest on investment securities:
          Nontaxable                                                           13,875                   --                   --
          Taxable                                                             261,059              184,289               93,379
     Interest and dividends on securities
       available for sale:
               Nontaxable                                                      16,364                   --                   --
               Taxable                                                        245,517              169,675               78,588
               Dividends                                                       34,865               27,367               21,478
 Interest on federal funds sold                                               491,769              430,995              129,844
                                                                          -----------          ------------         ------------
                    Total interest and dividend income                    $ 8,315,492          $ 6,876,035          $ 4,882,654
                                                                          -----------          ------------         ------------
 Interest expense:
     Interest on deposits                                                 $ 3,464,415          $ 2,938,214          $ 1,918,099
     Interest on capital lease obligations                                     17,808               20,341               24,637
     Interest on federal funds purchased                                           --                   --                  673
                                                                          -----------          -----------          ------------
     Total interest expense                                               $ 3,482,223          $ 2,958,555          $ 1,943,409
                                                                          -----------          -----------          ------------

     Net interest income                                                  $ 4,833,269          $ 3,917,480          $ 2,939,245


 Provision for loan losses                                                    260,000              285,000              133,000
                                                                          -----------          ------------         ------------

     Net interest income after
       provision for loan losses                                          $ 4,573,269          $ 3,632,480          $ 2,806,245
                                                                          -----------          ------------          -----------

 Other income:
     Service charges on deposit accounts                                  $   779,285          $   734,243          $   459,695
     Commissions and fees                                                      23,373              111,048              102,234
     Loss on sale of other real estate                                         (2,119)             (54,249)                  --
     Other                                                                     59,010               27,600               25,250
                                                                          -----------          ------------          -----------
          Total other income                                              $   859,549          $   818,642          $   587,179
                                                                          -----------          ------------         ------------


 See Notes to Consolidated Financial Statements.

                    MARATHON FINANCIAL CORPORATION

                   Consolidated Statements of Income
                              (Continued)
             Years Ended December 31, 1999, 1998 and 1997



                                                                        1999                 1998                 1997
                                                                    -------------        -------------        ------------


 Other expenses:
      Salaries and employee benefits                                 $ 1,887,748          $ 1,532,069          $ 1,213,499
      Net occupancy expense of premises                                  225,697              262,686              211,293
      Furniture and equipment                                            360,089              382,340              263,105
      Other                                                            1,284,016            1,016,120              894,899
                                                                     -----------          -----------          ------------
          Total other expenses                                       $ 3,757,550          $ 3,193,215          $ 2,582,796
                                                                     -----------          -----------          ------------

          Income before income taxes                                 $ 1,675,268          $ 1,257,907          $   810,628


 Provision for income tax (benefit)                                      563,676               77,596             (187,734)
                                                                     -----------          -----------          ------------

           Net income                                                $ 1,111,592          $ 1,180,311          $   998,362
                                                                     ===========          ===========          ============

 Earnings per share, basic                                           $      0.54          $      0.57          $      0.51
                                                                     ===========          ===========          ============

 Earnings per share, assuming dilution                               $      0.53          $      0.56          $      0.50
                                                                     ===========          ===========          ============

 See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

           Consolidated Statements of Changes in Shareholders' Equity
                  Years Ended December 31, 1999, 1998 and 1997


                                                                                       Accumulated
                                                                         Retained          Other                           Total
                                           Common         Capital       Earnings      Comprehensive  Comprehensive    Shareholders'
                                            Stock         Surplus       (Deficit)     Income (Loss)     Income            Equity
                                          -----------    -----------   ------------   -------------  --------------   -------------


 Balance, December 31, 1996               $ 1,863,495    $ 7,045,502   $ (3,019,267)   $      507                      $ 5,890,237
   Comprehensive income:
     Net income                                    --             --        998,362            --     $   998,362      $    998,362
     Other comprehensive income,
        unrealized gain on securities
        available for sale                         --             --             --         4,295           4,295             4,295
                                                                                                      -----------
     Total comprehensive income                    --             --             --            --     $ 1,002,657                --
                                                                                                      ===========
   Dividends declared ($.07 per share)             --             --       (143,920)           --                          (143,920)
   Issuance of common stock
     warrants (192,488 shares)                192,488        769,952             --            --                           962,440
                                          -----------    -----------   -------------   -----------                     -------------
 Balance, December 31, 1997               $ 2,055,983    $ 7,815,454   $ (2,164,825)   $    4,802                      $  7,711,414
   Comprehensive income:
     Net income                                    --             --      1,180,311            --     $ 1,180,311         1,180,311
     Other comprehensive income,
        unrealized gain on securities
        available for sale (net of tax,
        $13,894)                                   --             --             --        22,170          22,170            22,170
                                                                                                      ------------
     Total comprehensive income                    --             --             --            --     $ 1,202,481                --
                                                                                                      ============
   Dividends declared ($.08 per share)             --             --       (165,053)           --                          (165,053)
   Issuance of common stock
     exercise of stock options
     (7,203 shares)                             7,203         34,068             --            --                            41,271
                                          -----------    -----------   -------------    -----------                    -------------
 Balance, December 31, 1998               $ 2,063,186    $ 7,849,522   $ (1,149,567)   $   26,972                      $  8,790,113
   Comprehensive income:
     Net income                                    --             --      1,111,592            --     $ 1,111,592         1,111,592
     Other comprehensive income,
        unrealized loss on securities
         available for sale (net of tax,
        $80,912)                                   --             --             --      (157,064)       (157,064)         (157,064)
                                                                                                       ------------
     Total comprehensive income                    --             --             --            --     $   954,528                 -
                                                                                                       ============
   Dividends declared ($.09 per share)             --             --       (184,180)           --                          (184,180)
   Issuance of common stock
     exercise of stock options
     (500 shares)                                 500          2,000             --            --                             2,500
   Acquisition of common stock
     (17,245 shares)                          (17,245)      (100,535)            --            --                          (117,780)
                                           -----------    -----------    -----------    ------------                   -------------
 Balance, December 31, 1999              $  2,046,441    $ 7,750,987    $  (222,155)   $ (130,092)                     $  9,445,181
                                         =============   ============    ===========   =============                   =============

 See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1999, 1998 and 1997


                                                                                 1999                 1998                  1997
                                                                             ------------         ------------         -------------

 Cash Flows from Operating Activities
     Net income                                                              $ 1,111,592          $ 1,180,311          $   998,362
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
          Amortization                                                            52,252               52,878               41,846
          Depreciation                                                           302,705              302,869              198,156
          Provision for loan losses                                              260,000              285,000              133,000
          Deferred tax expense (benefit)                                          93,628               72,346             (200,000)
          Loss on sale of other real estate                                        2,119               54,249
          Loss on sale of bank premises and equipment                                344
          Net amortization and (accretion) on securities                          11,111                4,316              (13,317)
          Origination of loans held for sale                                  (7,473,222)          (7,520,722)          (5,992,149)
          Proceeds from sale of loans held for sale                            7,874,893            8,621,489            4,773,003
          Changes in assets and liabilities:
               (Increase) in other assets                                        (62,303)             (77,806)            (125,826)
               (Increase) in accrued interest receivable                         (56,091)            (192,983)             (73,748)
               Increase (decrease) in accounts payable
                 and accrued expenses                                            111,733               84,741              (10,491)
               Increase in interest expense payable                                6,265               36,146               22,989
                                                                             -----------          -----------          ------------
                    Net cash provided by (used in) operating activities      $ 2,235,026          $ 2,902,834          $  (248,175)
                                                                             -----------          -----------          ------------

 Cash Flows from Investing Activities
     Proceeds from maturities, calls and principal
       payments of investment securities                                     $ 1,100,000          $   403,000          $ 1,107,991
     Proceeds from maturities, calls and principal
       payments of securities available for sale                                 305,169              361,404              503,397
     Purchase of investment securities                                        (1,750,335)          (3,698,262)          (1,152,890)
     Purchase of securities available for sale                                  (669,820)          (3,505,333)            (600,386)
     Net (increase) in loans                                                 (10,022,090)         (16,335,635)         (12,451,882)
     Purchase of bank premises and equipment                                    (302,024)            (438,969)          (1,137,155)
     Proceeds from sale of bank premises and equipment                            23,117                   --                   --
     Proceeds from sale of other real estate                                     133,219              375,751                   --
                                                                            -------------        -------------        -------------
          Net cash (used in) investing activities                           $(11,182,764)        $(22,838,044)        $(13,730,925)
                                                                            -------------        -------------        -------------

 Cash Flows from Financing Activities
     Net increase in demand deposits, NOW accounts
       and savings accounts                                                 $  8,135,486         $ 10,654,122         $  6,889,140
     Net increase in certificates of deposit                                   2,912,013           15,205,700            8,820,794
     Net proceeds from issuance of common stock                                    2,500               41,271              962,440
     Acquisition of common stock                                                (117,780)                  --                   --
     Principal payments on capital lease obligations                              (6,183)             (54,917)             (36,516)
     Payment of dividends                                                       (165,053)            (143,920)            (111,810)
                                                                            ------------         -------------        -------------
          Net cash provided by financing activities                         $ 10,760,983         $ 25,702,256         $ 16,524,048
                                                                            ------------         -------------        -------------

See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1999, 1998 and 1997


                                                                                  1999                1998                 1997
                                                                            -------------        -------------        -------------

               Increase in cash and cash equivalents                        $  1,813,245         $  5,767,046          $ 2,544,948
 Cash and Cash Equivalents
     Beginning                                                                12,814,428            7,047,382            4,502,434
                                                                            -------------        ------------          ------------

     Ending                                                                 $ 14,627,673         $ 12,814,428          $ 7,047,382
                                                                            =============        ============          ============
 Supplemental Disclosures of Cash Flow Information
      Cash payments for:
          Interest                                                          $  3,475,958         $  2,922,409          $ 1,920,420
                                                                            =============        ============          ============
          Income taxes                                                      $    437,516         $     17,595          $    12,179
                                                                            =============        ============          ============

 Supplemental Schedule of Noncash Investing and
   Financing Activities:
     Other real estate acquired in settlement of loans                      $    300,433         $         --          $   430,000
                                                                            =============        ============          ============

     Unrealized gain (loss) on securities available for sale                $   (237,976)        $     36,064          $     4,295
                                                                            =============        ============          ============


 See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements


Note 1.       Nature of Banking Activities and Significant Accounting Policies

              Marathon Financial Corporation (the Corporation) and its subsidiary, the Marathon Bank, grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

              The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant policies.

                 Principles of Consolidation

                    The consolidated financial statements of the Marathon Financial Corporation and its subsidiary, include the accounts of all companies. All material intercompany balances and transactions have been eliminated.

                 Securities

                    Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

                    Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                 Loans

                    The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Frederick County, Warren County and Shenandoah County areas of Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

                    Loans that management has the intent and ability to hold for
                    the   foreseeable   future  or  until  maturity  or  payoff
                    generally are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Nonrefundable loan fees and direct loan origination costs are recognized in operations when received and incurred, respectively. The impact of this methodology is not significantly different from recognizing the net of these fees and costs over the contractual life of the related loan.

                    The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent
                    unless  the  credit  is  wellsecured   and  in  process  of
                    collection. Loans are placed on nonaccrual at an earlier date or charged off if collection of principal or interest is considered doubtful.

                    All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted
                    for  on  the  cashbasis  or  costrecovery   method,  until
                    qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                 Loans Held for Sale

                    Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

                 Allowance for Loan Losses

                    The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

                    The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                    The impairment of loans that have been separately identified for evaluation is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

         Classifications of Amortization on Assets Acquired Under Capital Leases

                    The amortization expense on assets acquired under capital leases is included with the depreciation expense.

                 Earnings Per Share

                   Basic earnings per share represents income available to common shareholders divided by the weightedaverage number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

                 Income Taxes

                   Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                 Cash and Cash Equivalents

                   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for oneday periods.

                 Bank Premises and Equipment

                   Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both
                   straightline  and  accelerated   methods  over  the  assets'
                   estimated useful lives. Estimated useful lives range from 10 to 39 years for buildings and 3 to 7 years for furniture, fixtures and equipment.

                 Other Real Estate Owned

                   Foreclosed properties are recorded at the lower of the outstanding loan balance at the time of foreclosure or the estimated fair value less estimated costs to sell. At foreclosure any excess of loan balance over the fair value of the property is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated decline in fair value. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.

                 Advertising Costs

                   The Corporation follows the policy of charging the production costs of advertising to expense as incurred.

                 Use of Estimates

                    In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.


Note 2.       Securities

              The amortized cost and fair value of the securities available for sale as of December 31, 1999 and 1998, are as follows:


                                                             Gross               Gross
                                         Amortized          Unrealized          Unrealized            Fair
                                            Cost              Gains              (Losses)            Value
                                        ----------         -----------        -------------       -----------
                                                                       1999
                                        ----------------------------------------------------------------------

     U.S. Government and
          federal agencies              $ 4,115,468         $       --          $ (170,958)        $3,944,510
     Obligations of state and
          political subdivisions            567,007                 --             (26,875)           540,132
     Mortgagebacked securities               15,042                723                  --             15,765
     Other                                  580,350                 --                  --            580,350
                                        -----------         ----------         ------------        -----------
                                        $ 5,277,867         $      723          $ (197,833)        $5,080,757
                                        ===========         ==========         ============        ===========


                                                                          1998
                                        ------------------------------------------------------------------------
 U.S. Government and
    federal agencies                     $4,420,515           $ 41,769            $ (2,066)      $ 4,460,218
 Mortgagebacked securities                   20,392              1,163                                21,555
 Other                                      479,800                                                  479,800
                                        -----------           --------            ------------   -----------
                                         $4,920,707           $ 42,932            $ (2,066)      $ 4,961,573
                                        ===========           ========            ============   ===========

              The amortized cost and fair value of the securities available for sale as of December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgagebacked securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                             Amortized            Fair
                                                                Cost             Value
                                                             ----------       ----------


 Due in one year or less                                   $   200,167       $   199,314
 Due after one year through five years                       4,166,897         3,988,194
 Due after five years through ten years                        265,168           250,369
 Due over ten years                                             50,243            46,765
 Mortgagebacked securities                                      15,042            15,765
 Other                                                         580,350           580,350
                                                           -----------       -----------
                                                           $ 5,277,867       $ 5,080,757
                                                           ===========       ============


              The amortized cost and fair value of securities being held to maturity as of December 31, 1999 and 1998, are as follows:


                                                                 Gross              Gross
                                           Amortized          Unrealized         Unrealized             Fair
                                              Cost               Gains             (Losses)             Value
                                          -----------         ----------         -----------         -----------
                                                                           1999
                                          ----------------------------------------------------------------------
U.S. Government and
federal agencies                           $ 4,687,181           $ 164          $ (146,282)        $ 4,541,063
Obligations of state and
political subdivisions                         959,610                             (17,214)            942,396
                                           -----------         ---------        -----------        -----------
                                           $ 5,646,791           $ 164          $ (163,496)        $ 5,483,459
                                           ============        =========        ============       ============



                                                                            1998
                                         -----------------------------------------------------------------------
 U.S. Government and
    federal agencies                     $ 4,899,237            $ 39,376           $ (2,074)      $ 4,936,539
 Obligations of state and
    political subdivisions                   100,840               3,422                 --           104,262
                                         ------------           --------           ---------      -----------
                                         $ 5,000,077            $ 42,798           $ (2,074)      $ 5,040,801
                                         ============           ========           ==========     ============

              The amortized cost and fair value of the securities being held to maturity as of December 31, 1999, by contractual maturity, are shown below.


                                              Amortized             Fair
                                                Cost                Value
                                             ----------          ----------
 Due in one year or less                     $  251,014          $  248,985
 Due after one year through five years        5,264,348           5,106,168
 Due after five years through ten years         131,429             128,306
                                             ----------          ----------
                                             $5,646,791          $5,483,459
                                             ==========          ==========




              For the years ended December 31, 1999, 1998 and 1997, there were no sales of securities available for sale.

              Securities having a book value of $2,639,891 and $847,910 at December 31, 1999 and 1998 were pledged to secure public deposits and for other purposes required by law.


Note 3.       Loans and Related Party Transactions

              The composition of the net loans is as follows:


                                                                                                December 31,
                                                                                   ---------------------------------
                                                                                          1999               1998
                                                                                   --------------     --------------
                                                                                             (in thousands)

 Loans secured by real estate:
     Construction and land development                                                  $ 10,649            $ 8,900
     Secured by farmland                                                                     744                733
     Secured by 14 family residential                                                     16,717             13,773
     Multifamily residential                                                               2,349              1,379
     Nonfarm, nonresidential loans                                                        12,038              5,168
 Loans to farmers (except those secured by real estate)                                      220                218
 Commercial and industrial loans (except those secured by real estate)                    19,041             21,126
 Loans to individuals (except those secured by real estate)                               13,311             15,468
 All other loans                                                                             557                100
                                                                                        $ 75,626           $ 66,865
                                                                                       ----------         ----------
 Less:
     Unearned income                                                                         330              1,045
     Allowance for loan losses                                                               769                755
                                                                                       ---------          ---------
                                                                                        $ 74,527           $ 65,065
                                                                                       =========          =========

              The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms (exclusive of loans to any such person which in the aggregate did not exceed $60,000) were indebted to the Corporation for loans totaling $2,743,082 and $2,090,201 at December 31, 1999 and 1998, respectively. During 1999, total principal additions were $1,484,378 and total principal payments were $831,497.


Note 4.       Allowance for Loan Losses

              Changes in the allowance for loan losses are as follows:


                                                                                 December 31,
                                                                -------------------------------------------------
                                                                   1999               1998               1997
                                                                ------------       -----------       ------------

 Balance, beginning                                              $ 754,597          $ 576,497          $ 503,014
   Provision for loan losses                                       260,000            285,000            133,000
   Recoveries                                                       27,505             44,211             27,823
   Loan losses charged to
     the allowance                                                (272,692)          (151,111)           (87,340)
                                                                ------------       ------------       ------------
 Balance, ending                                                 $ 769,410          $ 754,597          $ 576,497
                                                                ============       ============       ============

              Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $40,541 and $233,200 at December 31, 1999 and 1998, respectively. If interest on these loans had been accrued, such income would have approximated $2,934 and $15,681 for 1999 and 1998, respectively.

Note 5.       Bank Premises and Equipment, Net

              Bank premises and equipment as of December 31, 1999 and 1998 consists of the following:

                                                                  1999                1998
                                                              -------------      -------------

 Bank premises                                                 $ 2,196,723        $ 2,127,824
 Furniture and equipment                                         1,603,245          1,522,678
 Capital leases  property and equipment                            256,561            255,604
 Bank premises and equipment in process                            104,342                 --
                                                               ------------      ------------
                                                               $ 4,160,871        $ 3,906,106
 Less accumulated depreciation                                   1,569,838          1,290,931
                                                               ------------      ------------
                                                               $ 2,591,033        $ 2,615,175
                                                               ============      ============

              Depreciation  and amortization  included in operating  expense for
              1999,   1998  and  1997  was  $302,705,   $323,168  and  $228,365,
              respectively.


Note 6.       Deposits

              The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 1999 and 1998 was $9,393,027 and $9,320,255, respectively.

              At December 31, 1999, the scheduled maturities of time deposits are as follows:


     Years Ending December 31:

               2000              $ 30,829,450
               2001                10,439,380
               2002                 2,657,044
               2003                 4,549,994
               2004                 1,923,000
                                 ------------
                                 $ 50,398,868
                                 ============

Note 7.       Income Taxes

              Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:


                                                          1999                 1998
                                                       ----------           ----------

 Deferred tax assets:
   Net operating loss carryforward                     $       --           $ 187,705
   Writedown of other real estate                           2,720               2,720
   Other real estate expenditures                           2,641                 192
   Nonaccrual interest                                      1,187               5,545
   Allowance for loan losses                              159,363              70,963
   Alternative minimum tax credits                             --              21,856
   Deferred benefit plans                                  21,798                  --
   Securities available for sale                           67,017                  --
                                                       ----------           ----------
                                                       $ 254,726            $ 288,981
                                                       ----------           ----------

 Deferred tax liabilities:
   Depreciation                                        $   3,683            $  11,327
   Securities available for sale                              --               13,894
                                                       ----------           ---------
                                                       $   3,683            $  25,221
                                                       ----------          ----------

                                                       $ 251,043            $ 263,760
                                                       ==========          ==========

              The provision for income taxes (benefit) charged to operations for the years ended December 31, 1999, 1998 and 1997, consists of the following:


                                                            1999               1998                1997
                                                        ------------       -----------        ------------
 Current tax expense                                     $ 470,048         $    5,250           $   12,266
 Deferred tax expense                                       93,628            411,235              278,740
 Change in valuation allowance                                  --           (338,889)            (478,740)
                                                         -----------       -----------         ------------
                                                         $ 563,676         $   77,596           $ (187,734)
                                                         ===========       ===========         ============


              The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1999, 1998 and 1997, due to the following:



                                                            1999               1998                1997
                                                         -----------       -----------        ------------
 Computed "expected" tax expense                         $ 569,591          $ 427,688           $ 275,614
 Increase (decrease) in income taxes
   resulting from:
     Reduction of valuation allowance                           --           (338,889)           (478,740)
     Other                                                  (5,915)           (11,203)             15,392
                                                         ----------        ------------        -----------
                                                         $ 563,676          $  77,596           $(187,734)
                                                         ==========        ============        ===========


Note 8.       Leases

              Capital Leases

                 The Corporation has a lease agreement on a branch facility, located on land leased from a partnership of which the Corporation's president is a partner. The liability is payable in monthly installments of $1,991 through May 31, 2016 at an interest rate of 8%. The capital lease payable at December 31, 1999 in the amount of $218,036 represents the present value of the balance due in future years for lease rentals discounted at the respective interest rates. Since the term of the lease is approximately the same as the estimated useful life of the assets, and the present value of the future minimum lease payments at the beginning of the lease approximated the fair value of the leased assets at that date, the lease is considered to be a capital lease and has been so recorded.

                 The following is a schedule by years of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 1999:

Lease Commitments and Total Rental Expense

 Years ending December 31:

   2000                                                      $  23,898
   2001                                                         23,898
   2002                                                         23,898
   2003                                                         23,898
   2004                                                         23,898
   Later years                                                 272,834
                                                             ---------
        Total minimum lease payments                         $ 392,324
   Less the amount representing interest                       174,288
                                                             ---------
        Present value of net minimum
          lease payments                                     $ 218,036
                                                             =========


                 The Corporation entered into a twentyyear operating lease with a partnership of which the Corporation's president is a partner for the rental of a branch location and improvements. The lease expires on May 31, 2016 and has two fiveyear renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance costs plus an annual rental of $22,256 for the initial lease beginning July 1, 1996. The total minimum lease commitment at December 31, 1999 under this lease is $367,224.

                 The Corporation leases a branch location. The lease expires on March 30, 2000 and has two fiveyear renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus an annual rental of $12,000 for the initial lease period commencing on April 1, 1995. The total minimum lease commitments at December 31, 1999 under this lease is $3,000.

                 The Corporation entered into a tenyear operating lease for the rental of a branch location. The lease expires on December 31, 2006 and has two fiveyear renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus rental payments for the initial lease period commencing on January 13, 1997. The total minimum lease commitments at December 31, 1999 under this lease is $221,631.

                 The Corporation entered into a fiveyear operating lease for the rental of a branch location. The lease expires on August 31, 2002 and has two fiveyear renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus rental payments for the initial lease period commencing on September 1, 1997. The total minimum lease commitments at December 31, 1999 under this lease is $29,200.

The total minimum lease commitment for these operating leases is due as follows:

 2000                                              $  65,256
 2001                                                 63,456
 2002                                                 61,006
 2003                                                 53,774
 2004                                                 54,563
 Later years                                         321,150
                                                   ----------
                                                   $ 619,205
                                                   ==========

                 Total rental expense was $86,594, $68,556 and $56,933 for the years ended December 31, 1999, 1998 and 1997, respectively.

              Fixed Equipment on Land Leased with Related Parties

                 Fixed equipment with a depreciated cost at December 31, 1999 of $16,160 is located on land leased from a partnership of which the Corporation's president is a partner. The lease expires on May 31, 2016.


Note 9.       Commitments and Contingent Liabilities

              In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. See Note 12 with respect to financial instruments with offbalancesheet risk.

              As members of the Federal Reserve System, the Corporation is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1999 and 1998, the aggregate amounts of daily average required balances were approximately $495,000 and $394,000, respectively.

              The Corporation is required to maintain certain required reserve balances with its correspondent bank. Those required balances were $900,000 and $950,000 for 1999 and 1998, respectively.


Note 10.      Dividend Restrictions

              Federal and state regulations limit the amount of dividends which the Corporation can pay without obtaining prior approval and, additionally, federal regulations require that the Corporation maintain minimum capital requirements. As of December 31, 1999, the Corporation was required to obtain prior approval on any dividend declared.

              The Corporation did obtain approval from the State Corporation Commission to pay dividends in 1999, 1998 and 1997. On January 7, 1998, the Board of Directors declared a cash dividend of $.07 per share payable January 26, 1998 to shareholders of record January 17, 1998. On December 15, 1998, the Board of Directors declared a cash dividend of $.08 per share payable January 29, 1999 to shareholders of record December 31, 1998. On December 21, 1999, the Board of Directors declared a cash dividend of $.09 per share payable January 31, 2000 to shareholders of record December 31, 1999.

              Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1999 no unrestricted funds could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval.


Note 11.      Other Expenses

              The principal components of "Other expenses" in the Consolidated Statements of Income are:


                                                               1999                1998                1997
                                                          -------------      -------------       -------------

 Telephone                                                 $    96,841         $    84,232           $ 48,709
 Advertising                                                    27,351              39,952             75,870
 Stationery and supplies                                       171,893             102,716             73,722
 Postage                                                       119,678              92,296             59,392
 Directors fees                                                 89,300              83,250             69,315
 ATM expense                                                   165,613              87,525             56,800
 Forgery loss                                                       --                  --             59,870
 Other (includes no items in excess
 of 1% of total revenue)                                       613,340             526,149            451,221
                                                           -----------        -------------        -----------
                                                           $ 1,284,016         $ 1,016,120          $ 894,899
                                                           ===========        =============        ===========

Note 12.      Financial Instruments With OffBalanceSheet Risk

              The Corporation is party to financial instruments with offbalancesheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

              The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for onbalancesheet instruments.

              At December 31, 1999 and 1998, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                        Contract Amount
                                                 ------------------------------
                                                     1999               1998
                                                 -----------       ------------
                                                         (Thousands)

      Commitments to grant loans                   $   608            $ 4,415
      Standby letters of credit                      1,432                851
      Unfunded commitments under lines
          of credit                                 12,859              4,494

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a casebycase basis. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the counterparty.

              Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

              Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments for which collateral is deemed necessary.

              The Corporation has cash accounts in other commercial banks. The amount on deposit at two of these banks at December 31, 1999 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $1,091,544.


Note 13.      Defined Contribution Retirement Plan

              The Corporation has a 401(k) Profit Sharing Plan covering employees who have completed six months of service and who are at least 21 years of age. Employees may contribute up to 20 percent of their compensation subject to certain limits based on federal tax laws. The Corporation makes discretionary matching contributions equal to 50 percent of an employee's compensation contributed to the Plan up to 3 percent of the employee's compensation. Additional amounts may be contributed, at the option of the Corporation's Board of Directors. These additional contributions generally amount to 2 percent of eligible employee's compensation. Employer contributions vest to the employee over a sixyear period. For the years ended December 31, 1999, 1998 and 1997, expense attributable to the Plan amounted to $43,100, $40,494 and $31,361, respectively.

Note 14.      Disclosures About Fair Value of Financial Instruments

              The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                 Cash and ShortTerm Investments

                    For those shortterm instruments, the carrying amount is a reasonable estimate of fair value.

                 Securities

                    For securities, fair values are based on quoted market prices or dealer quotes.

                 Loans Held for Sale

                    Fair values are based on quoted market prices of similar loans sold on the secondary market.

                 Loan Receivables

                    For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                 Deposit Liabilities

                    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixedmaturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                 Accrued Interest

                    The carrying amounts of accrued interest approximate fair value.

                 Capital Lease Payable

                    The fair values of the Corporation's longterm borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

                 Off-BalanceSheet Financial Instruments

                    The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixedrate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                    The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                    At December 31, 1999 and 1998, the difference between the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.



                                                                 1999                                   1998
                                                    ---------------------------------    ---------------------------------
                                                      Carrying             Fair              Carrying             Fair
                                                       Amount              Value              Amount              Value
                                                    -------------       -------------    ---------------      ------------
                                                               (Thousands)                            (Thousands)

 Financial assets:
     Cash and shortterm
       investments                                     $ 14,628           $ 14,628            $ 12,814           $ 12,814
     Securities                                          10,727             10,564               9,962             10,002
     Loans held for sale                                     --                 --                 402                402
     Loans                                               74,527             75,915              65,065             68,265
     Accrued interest receivable                            535                535                 479                479


 Financial liabilities:
     Deposits                                          $ 93,343           $ 93,384            $ 82,295           $ 83,935
     Longterm debt                                          218                218                 224                247
     Accrued interest payable                               147                147                 141                141


Note 15.      Minimum Regulatory Capital Requirements

              The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the
              Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their
              assets,   liabilities  and  certain   offbalancesheet  items  as
              calculated  under  regulatory  accounting  practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt correction action provisions are not applicable to bank holding companies.

              Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to riskweighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

              As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total riskbased, Tier 1 riskbased and Tier 1 leverage ratios as set forth in the table below.

              There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table.


                                                                                     Minimum Capital
                                Actual                                                Requirement
                         ------------------                             -----------------------------------------
                           Amount    Ratio                               Amount                            Ratio
                         --------- ---------                            ----------                        -------
                                                                                   (Amount in Thousands)
As of December 31, 1999:
  Total Capital to Risk
    Weighted Assets:
      Consolidated        $10,344   13.30%  (greater than or equal to)  $6,221 (greater than or equal to)  8.00%
      Marathon Bank       $ 9,900   12.75%  (greater than or equal to)  $6,210 (greater than or equal to)  8.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated        $ 9,575   12.31%  (greater than or equal to)  $3,110 (greater than or equal to)  4.00%
      Marathon Bank       $ 9,131   11.76%  (greater than or equal to)  $3,105 (greater than or equal to)  4.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated        $ 9,575    8.90%  (greater than or equal to)  $4,305 (greater than or equal to)  4.00%
      Marathon Bank       $ 9,131    8.52%  (greater than or equal to)  $4,284 (greater than or equal to)  4.00%


As of December 31, 1998:
  Total Capital to Risk
    Weighted Assets:
      Consolidated        $ 9,518   13.89%  (greater than or equal to)  $5,481 (greater than or equal to)  8.00%
      Marathon Bank       $ 8,787   12.84%  (greater than or equal to)  $5,476 (greater than or equal to)  8.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated        $ 8,763   12.79%  (greater than or equal to)  $2,740 (greater than or equal to)  4.00%
      Marathon Bank       $ 8,032   11.73%  (greater than or equal to)  $2,738 (greater than or equal to)  4.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated        $ 8,763    9.63%  (greater than or equal to)  $3,640 (greater than or equal to)  4.00%
      Marathon Bank       $ 8,032    8.90%  (greater than or equal to)  $3,610 (greater than or equal to)  4.00%

                                                                           Minimum
                                                                          To Be Well
                                                                      Capitalized Under
                                                                      Prompt Corrective
                                                                      Action Provisions
                                                         --------------------------------------------
                                                          Amount                               Ratio
                                                         ---------                            --------

As of December 31, 1999:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                                                              N/A
      Marathon Bank            (greater than or equal to)  $7,763  (greater than or equal to)   10.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated                                                             N/A
      Marathon Bank                                        $4,658  (greater than or equal to)    6.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated                                                             N/A
      Marathon Bank            (greater than or equal to)  $5,356  (greater than or equal to)    5.00%


As of December 31, 1998:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                                                             N/A
      Marathon Bank            (greater than or equal to)  $6,845  (greater than or equal to)   10.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated                                                             N/A
      Marathon Bank            (greater than or equal to)  $4,107  (greater than or equal to)    6.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated                                                             N/A
      Marathon Bank            (greater than or equal to)  $4,512  (greater than or equal to)    5.00%

Note 16.      Stock Option Plans

              The LongTerm Incentive Plan allows for incentive stock options and nonqualified stock options to be granted with an exercise price to be not less than 100% of the Fair Market Value of the Stock on the day the stock option is granted. 350,000 shares of the Corporation's Common Stock have been reserved for the issuance of stock options under the Incentive Plan. All options expire ten years from the grant date.

              The fair value of each employeerelated grant is estimated at the grant date using the BlackScholes optionpricing model. The estimates were calculated using the following weightedaverage assumptions for grants in 1998 and 1997: Dividend rate of .12% and .16%, price volatility of 20.65% and 35.00%, riskfree interest rate of 4.50% and 5.00%, respectively, and expected lives of 5 years. There were no options granted in 1999.

              The Corporation applies APB Opinion 25 in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for 1999, 1998 or 1997. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been as follows:


                                      1999               1998                 1997
                                   -----------        -----------          ---------

 Net income
   As reported                     $ 1,111,592        $ 1,180,311          $ 998,362
                                   ===========        ===========         ==========
   Proforma                        $ 1,103,762        $ 1,166,453          $ 970,561
                                   ===========        ===========         ==========
 Basic earnings per share
   As reported                     $      0.54        $      0.57          $    0.51
                                   ===========        ===========         ==========
   Proforma                        $      0.54        $      0.57          $    0.50
                                   ===========        ===========         ==========

 Diluted earnings per share
   As reported                     $      0.53        $      0.56          $    0.50
                                   ===========        ===========         ==========
   Proforma                        $      0.53        $      0.55          $    0.48
                                   ===========        ===========         ==========

              Changes in the stock options outstanding related to the LongTerm Incentive Plan for employees is summarized as follows:


                                                  1999                     1998                       1997
                                        ----------------------     --------------------        --------------------
                                                      Weighted                 Weighted                   Weighted
                                          Number       Average       Number    Average          Number     Average
                                            of        Exercise         of      Exercise           of      Exercise
                                          Shares        Price        Shares     Price           Shares      Price
                                        ---------   ----------     ----------  --------        ---------  ---------
Outstanding at beginning of year         44,875     $   5.25         42,078    $   5.12             --      $  --
Granted                                      --           --          5,000        7.25         42,078        5.12
Exercised                                  (500)        5.00         (2,203)       7.39             --          --
Forfeited                                    --           --             --          --             --          --
                                        --------                   --------                   --------
Outstanding at end of year               44,375     $   5.25         44,875    $   5.25         42,078      $ 5.12
                                        ========                   ========                   ========
Options execisable at yearend            26,625     $   5.25         20,875    $   5.22         14,721      $ 5.12
Weightedaverage fair value of
   options granted during the year      $    --                    $   2.02                    $  1.97






              Changes in the stock options outstanding related to the Long-Term Incentive Plan for directors is summarized as follows:



                                                  1999                     1998                       1997
                                        ----------------------     --------------------        --------------------
                                                      Weighted                 Weighted                   Weighted
                                          Number       Average       Number    Average          Number     Average
                                            of        Exercise         of      Exercise           of      Exercise
                                          Shares        Price        Shares     Price           Shares      Price
                                        ---------   ----------     ----------  --------        ---------  ---------
Outstanding at beginning of year           90,000    $   5.00       100,000   $   5.00               --  $     --
Granted                                        --          --            --         --          100,000      5.00
Exercised                                      --          --        (5,000)      5.00               --        --
Forfeited                                      --          --        (5,000)      5.00               --        --
                                        ---------   ----------     ---------   --------        ---------  ---------
Outstanding at end of year                 90,000    $   5.00        90,000   $   5.00          100,000  $   5.00
                                        =========                  =========                   ---------
Options execisable at yearend              63,000    $   5.00        54,000   $   5.00           50,000  $   5.00
 Weightedaverage fair value of
    options granted during the year      $     --                  $     --                              $   1.94


              Information pertaining to options outstanding at December 31, 1999 is as follows:

                                     Options Outstanding                    Options Exercisable
                           -----------------------------------------     -------------------------
                                            Weighted
                                            Average        Weighted                     Weighted
                                           Remaining        Average                      Average
      Exercise                Number      Contractual      Exercise        Number       Exercise
       Price               Outstanding       Life            Price       Exercisable      Price
------------------         -----------    ------------     ---------     -----------    ----------
    $      5.00             129,375        6.75 years       $ 5.00         86,625        $ 5.00
           7.25               5,000        8.75 years         7.25          3,000          7.25
                           -----------
 Outstanding at
   end of year              134,375        6.82 years       $ 5.08         89,625        $ 5.08
                           ===========                                   ===========




Note 17.      Earnings Per Share

              The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common shareholders.



                              1999                       1998                    1997
                        ---------------------     ------------------     ---------------------
                                       Per                     Per                      Per
                                      Share                   Share                    Share
                         Shares       Amount        Shares    Amount       Shares      Amount
                        --------    ---------     ---------  -------     ----------   --------
Basic earnings
  per share             2,054,748   $   0.54      2,058,932  $ 0.57       1,951,172   $  0.51
                                    ========                 =======                  ========
Effect of dilutive
  securities:
     Stock options         34,655                    53,077                  45,421
     Warrants                  --                        --                  19,560
                        ----------                ---------               ---------
Diluted earnings
  per share             2,089,403   $   0.53      2,112,009  $ 0.56       2,016,153   $  0.50
                        ==========  ========      =========  =======      =========   ========





Options of 5,000 were not included in computing diluted EPS for 1999 because their effects were antidilutive.

Note 18.  Parent Corporation Only Financial Statements


                            MARATHON FINANCIAL CORPORATION
                              (Parent Corporation Only)

                                    Balance Sheets
                              December 31, 1999 and 1998





                                                          1999               1998
                                                      -----------       -----------

 Assets
   Cash on deposit with subsidiary bank               $   127,156       $   130,241
   Securities                                             495,728           761,344
   Accrued interest receivable                              7,168            14,545
   Investment in capital stock of subsidiary            9,004,126         8,052,263
   Other assets                                             1,805                --
                                                      -----------       -----------
      Total assets                                    $ 9,635,983       $ 8,958,393
                                                      ===========       ===========
Liabilities
   Income taxes payable                               $     6,622       $     3,225
   Dividends payable                                      184,180           165,055
                                                      -----------       -----------
                                                      $   190,802       $   168,280
                                                      -----------       -----------
 Shareholders' Equity
   Preferred stock                                    $        --       $       --
   Common stock                                         2,046,441         2,063,186
   Capital surplus                                      7,750,987         7,849,522
   Retained earnings (deficit)                           (222,155)       (1,149,567)
   Accumulated other comprehensive income (loss)         (130,092)           26,972
                                                      -----------       -----------
      Total shareholders' equity                      $ 9,445,181       $ 8,790,113
                                                      -----------       -----------
      Total liabilities and shareholders' equity      $ 9,635,983       $ 8,958,393
                                                      ===========       ===========

                   MARATHON FINANCIAL CORPORATION
                     (Parent Corporation Only)


                        Statements of Income
            Years Ended December 31, 1999, 1998 and 1997








                                                              1999           1998            1997
                                                           ----------      ----------      ----------

Income
   Interest on investment securities, taxable              $   31,514      $   14,447      $    5,945
   Interest on securities available for sale, taxable             606          31,647           8,625
                                                           ----------      ----------      ----------
     Total income                                          $   32,120      $   46,094      $   14,570
                                                           ----------      ----------      ----------

Expenses, other                                            $   13,069          18,607      $   11,927
                                                           ----------      ----------      ----------

   Income before income taxes and
    undistributed income of subsidiary                     $   19,051      $   27,487      $    2,643

Provision for income tax                                        6,622              --              --
                                                           ----------      ----------      ----------
   Income before undistributed
     income of subsidiary                                  $   12,429      $   27,487      $    2,643

Undistributed income of subsidiary                          1,099,163       1,152,824         995,719
                                                           ----------      ----------      ----------
   Net income                                              $1,111,592      $1,180,311      $  998,362
                                                           ==========      ==========      ==========

                    MARATHON FINANCIAL CORPORATION
                       (Parent Corporation Only)



                       Statements of Cash Flows
             Years Ended December 31, 1999, 1998 and 1997








                                                             1999               1998              1997
                                                          -----------       -----------       -----------

Cash Flows from Operating Activities
  Net income                                              $ 1,111,592       $ 1,180,311       $   998,362
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
  Amortization of securities discounts, net                       820             2,195              --
  Undistributed income of subsidiary                       (1,099,163)       (1,152,824)         (995,719)
  Decrease in prepaid expenses                                   --                --                 283
  (Increase) decrease in accrued interest receivable            7,377                 1           (14,545)
  Increase (decrease) in accounts payable                       6,622              --              (1,363)
                                                          -----------       -----------       -----------
     Net cash provided by (used in)
      operating activities                                $    27,248       $    29,683       $   (12,982)
                                                          -----------       -----------       -----------

Cash Flows from Investing Activities
  Proceeds from maturities of investment securities       $   250,000       $   150,000       $        --
  Purchase of investment securities                                --                --          (401,490)
  Purchase of securities available for sale                        --                --          (502,561)
                                                          -----------       -----------       -----------
     Net cash provided by (used in)
       investing activities                               $   250,000       $   150,000       $  (904,051)
                                                          -----------       -----------       -----------

Cash Flows from Financing Activities
  Net proceeds from issuance of common stock              $     2,500       $    41,271       $   962,440
  Acquisition of common stock                                (117,780)             --                --
  Payment of dividends                                       (165,053)         (143,920)         (111,810)
                                                          -----------       -----------       -----------
     Net cash provided by (used in)
      financing activities                                $  (280,333)      $  (102,649)      $   850,630
                                                          -----------       -----------       -----------

     Increase (decrease) in cash
      and cash equivalents                                $    (3,085)      $    77,034       $   (66,403)


Cash and Cash Equivalents
  Beginning                                                   130,241            53,207           119,610
                                                          -----------       -----------       -----------


  Ending                                                  $   127,156       $   130,241       $    53,207
                                                          ===========       ===========       ===========

Supplemental Schedule of Noncash
  Investing and Financing Activities,
  unrealized gain (loss) on securities
  available for sale                                      $  (237,976)      $    36,064       $     4,295
                                                          ===========       ===========       ===========